Exhibit 99.1

DEER VALLEY CORPORATION RELEASES FOURTH QUARTER PRODUCTION INFORMATION

January 24, 2007

Deer Valley Corporation, (“Deer Valley” or the “Company”) (OTCBB: DVLY), today advised shareholders that the average daily production rate of approximately 10 floors per day established during the second quarter of 2006 continued, as anticipated, throughout the third and fourth quarters. Steve Lawler, the CFO of the Company’s operating subsidiary, commented, “At $16.6 million in the fourth quarter of 2006, our revenue was 42% above the same quarter last year. The fourth quarter revenue brought our total sales for the year to $65.4 million for the year, an increase of 83% over our revenue for the operating company compared to the preceding year. We do expect to curtail production by approximately 20% in the first and possibly the second quarter of 2007 in response to bad weather, slowing dealer installations, and the generally weak demand for housing in our market area. Despite the challenges that we are forecasting for the first and second quarter, we expect to remain profitable throughout 2007 with revenue and earnings for the total year from the existing plants expected to be consistent with 2006 year end results.”

About Deer Valley

Deer Valley, through its wholly owned subsidiary, Deer Valley Homebuilders, Inc. is a growth oriented manufactured home builder with operations in Guin and Sulligent, Alabama. The Company is dedicated to offering the highest quality of homes that are delivered with a sense of warmth, friendliness, and personal pride. The management of the Company has over 125 years of combined industry experience from various backgrounds including general management, production, sales, customer service, and finance. Additional information can be found at http://www.deervalleycorp.com.

The corporate offices of Deer Valley are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634. Questions may be addressed to Charles G. Masters, President, at (813) 885-5998.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the manufactured home industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. Such forward-looking statements, such as we expect to “curtail production by approximately 20%” and “remain profitable throughout 2007 with revenue and earnings for the total year from the existing plants expected to be consistent with 2006 year end results,” speak only as of the date of this release, and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact Information:

Deer Valley Corporation, Tampa, Florida
Charles G. Masters (813) 885-5998